UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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TIB FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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March 31, 2008

Dear Shareholder:

It is a pleasure to invite you to attend the Annual Meeting of Shareholders of TIB Financial Corp.  The meeting will be held at the Naples Beach Hotel, located at 851 Gulf Shore Boulevard North, Naples, Florida  34102, on Tuesday, April 29, 2008, at 10:00 a.m. local time.

At the meeting, you will be asked to consider and vote upon the election of directors.   Shareholders also will consider and vote upon such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important regardless of how many shares of stock you own.  If you hold stock in more than one account or name, you will receive a proxy card for each. Regardless of whether you plan to attend, please follow the instructions on the enclosed proxy card and vote your shares by telephone, internet or by dating, signing and returning the enclosed proxy card(s) as soon as possible. Each card represents a separate number of votes. Postage paid envelopes are provided for your convenience. This will not prevent you from voting at the meeting, but will assure that your vote is counted if you are unable to attend. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank and broker.  Therefore, we recommend that you following the voting instructions on the form you receive.

The directors, management and staff thank you for your continued support and interest in TIB Financial Corp.

Very truly yours,

Thomas J. Longe
Chairman

TIB FINANCIAL CORP.
Financial Holding Company for
TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc.
599 9th Street North, Suite 101
Naples, Florida 34102-5624

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2008

To:	The Shareholders of TIB Financial Corp.

The Annual Meeting of Shareholders (the “Annual Meeting”) of TIB Financial Corp. will be held at the Naples Beach Hotel, 851 Gulf Shore Blvd. North, Naples, Florida, on Tuesday, April 29, 2008, at 10:00 a.m. for the purpose of acting upon the following matters:

1.	To elect five members to the Board of Directors.

2.	To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set February 29, 2008, as the record date for the Annual Meeting.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DIRECTORS.

YOUR VOTE IS IMPORTANT.  EACH SHARE OWNER IS URGED TO VOTE PROMPTLY BY TELEPHONE, INTERNET OR BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD.  IF A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON AS LONG AS THE SHARES ARE REGISTERED IN THE NAME OF THE SHAREHOLDER.

By Order of the Board of Directors

March 31, 2008	Thomas J. Longe, Chairman

TIB FINANCIAL CORP.
Financial Holding Company for
TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2008

PROXY SOLICITATION AND VOTING

General

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of proxies from the shareholders of TIB Financial Corp. (“we,” “our,” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”).

The enclosed proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have the holder’s shares voted by proxy, even if the holder attends the Annual Meeting.  Any proxy may be revoked by the person giving it at any time before its exercise, by notice to our Secretary, by submitting a proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person.  All properly executed proxies delivered pursuant to this solicitation (and not revoked later) will be voted at the Annual Meeting in accordance with the directions given in the proxy.  If a proxy is signed and no specification is made, the shares represented by the proxy will be voted in favor of the election of directors and in accordance with the best judgment of the persons exercising the proxy with respect to any other matters properly presented for action at the Annual Meeting.

This proxy statement and the enclosed proxy are being mailed to our shareholders on or about March 31, 2008.

We are a bank holding company and also a financial holding company under the Federal banking laws. We were organized in February 1996 under the laws of the State of Florida.  Our operating subsidiaries consist of TIB Bank, which commenced its commercial banking operations in Islamorada, Florida in 1974, The Bank of Venice, which commenced its commercial banking operations in Venice, Florida in 2003, and Naples Capital Advisors, Inc., which commenced its investment advisory services in Naples, Florida in 2007.

Record Date and Outstanding Shares

Our Board of Directors has set February 29, 2008, as the record date for the Annual Meeting.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.  As of the record date, there were 12,787,649 shares of our common stock issued and outstanding.

Quorum and Voting Rights

A quorum for the Annual Meeting consists of the holders of the majority of our outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.

 Each share of our common stock is entitled to one vote on each matter to come before the Annual Meeting.  If a quorum is present, directors will be elected by a plurality of the votes cast by shares entitled to vote.

Solicitation of Proxies

In addition to this solicitation by mail, our officers and employees and those of TIB Bank, without additional compensation, may solicit proxies in favor of the proposal, if deemed necessary, by personal contact, letter, telephone or other means of communication.  Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of our common stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals.  We will pay for the costs of soliciting proxies for the Annual Meeting.

ELECTION OF DIRECTORS

Information About the Board of Directors and Their Committees

The members of our Board of Directors are elected by the shareholders.  Our directorships are divided into two classes, with the members of each class serving two-year terms and, as a general rule, our shareholders elect one class annually.   The members of the Board of Directors of TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., are elected annually by us, acting as the sole shareholder.

At the Annual Meeting, shareholders will consider the election of five persons to serve as a director of the Company.  Messrs. Parks, Schindler, Wallace and Marinelli will serve for a two-year term which expires at the 2010 Annual Meeting of shareholders.  Mr. Gutman will serve for a one-year term which expires at the 2009 Annual Meeting of shareholders. The terms of the other four incumbent directors will continue as indicated below.  The directors serve until their successors are elected and qualified.  The nominees are presently directors of the Company.

It is intended that each proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominee.  At this time, the Board of Directors knows of no reason why the nominee might be unable to serve, but if that should occur before the Annual Meeting, it is intended that the proxies will be voted for the election of such other person as the Board of Directors may recommend.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS A DIRECTOR OF THE NOMINEE NAMED BELOW.

The following sets forth the name, age and principal occupation of the nominee for election as directors:

Nominees for Election of Director

Name	Age	Principal Occupation

Howard B. Gutman	54
Howard B. Gutman was appointed as a director of the Company in March 2008. He is President of The Lutgert Companies, where he has served in various roles for 32 years. The Lutgert Companies include Premier Properties, Lutgert Insurance, Lutgert Title, and development of both residential and commercial real estate projects. A founding member of The Education Foundation of Collier County, Mr. Gutman serves on the local advisory board of the University of Florida Foundation as well as the advisory board for the Bergstrom Center for Real Estate Studies at the University of Florida. He is a member of the International Council of Shopping Centers, a former Collier County advisory board member of Northern Trust Bank and a current board member of the Collier County Winged Foot Athletic Scholarship Foundation. He is co-founder of the Gulfshore Shootout Basketball Tournament and Scholarship Fund and has been involved with many youth-related programs associated with the YMCA, Optimist Club and Greater Naples Little League.

Paul J. Marinelli	51
Paul J. Marinelli was appointed as a director of the Company in March 2008. He joined Barron Collier Companies in 1986 and served as Treasurer, Chief Financial Officer and Chief Operating Officer before assuming his current role as president and chief executive officer in 1997.  He serves on the company’s Board of Directors, as well as those of numerous business entities including Ave Maria Development, LLLP, Nobles Collier, Inc., Pacific Collier Fresh Co.,   Opus Collier, LLC, La Playa, LLC, and Panther Island Mitigation Bank. In addition, Mr. Marinelli is active in his community. He is a graduate of Leadership Collier and is co-chairman of the Regional Business Alliance of Southwest Florida, Inc.  Among other leadership roles, he serves or has served as member and chairman of the Florida Land Council, trustee of NCH Healthcare System, and trustee of Florida TaxWatch. He is also a member of the Florida Chamber of Commerce Statewide Board of Directors, the College of Business Advisory Council of Florida Gulf Coast University, and the Board of Directors of Audubon of Florida, as well as several other not-for-profit and civic organizations.

John G. Parks, Jr.	66
John G. Parks, Jr., CPA, has been a director of the Company and of TIB Bank since 2002.  He is President of John G. Parks, Jr., CPA, P.A. and a partner of Oropeza & Parks Certified Public Accountants.  He has been practicing as a CPA in the Florida Keys for more than 35 years.  Mr. Parks is a former board member of First Federal of the Florida Keys and Barnett Bank of the Keys and a former advisory board member of NationsBank.  Mr. Parks is Past President of the Greater Key West Chamber of Commerce, the Rotary Club of Key West and the Florida Keys Chapter of the Florida Institute of CPAs and Past Chairman of the Board of Trustees of the Florida Keys Community College.  He currently serves as a commissioner on the Key West Housing Authority.

Marvin F. Schindler	64
Marvin F. Schindler has been a director of the Company and of TIB Bank since 1997.  He was the President and Owner of Florida Keys Truss, Inc. from 1985 until his retirement in 2002.  Before that he served in the United States Army.  He served 20 years in the United States Army primarily as a fixed wing and helicopter pilot.  He flew three combat tours in Vietnam completing more than 1700 combat flying hours.  He was awarded the Distinguished Flying Cross four times, and the Air Medal fifty seven times, and retired in the grade of Major.  He has served as the President of the Marathon Chamber of Commerce, the Florida Keys Contractors Association, the Stanley Switlik PTA, and the Marathon Youth Club.  He currently serves on the Board of Trustees of Fishermen’s Hospital and is the President of the Stirrup Key Homeowners Association.  Mr. Schindler has resided in the Florida Keys for over 25 years.

Name	Age	Principal Occupation

Otis T. Wallace	56
Otis T. Wallace, Esquire, has been a director of the Company and of TIB Bank since 2002.  He has been Mayor of Florida City since 1984.  Mr. Wallace is chairman of the Florida City Community Redevelopment Agency and a member of the Homestead-Florida City Chamber of Commerce.  He also is an attorney admitted to the Florida Bar in 1978.  Mr. Wallace is Chairman of the Florida City Foundation and serves on the Board of Directors of the Florida National Parks and Monuments Association, Inc., the Miami-Dade Criminal Justice Council and the Homestead Area Indigent Care Foundation, Inc.

Incumbent Directors Whose Terms Expire in 2009

Richard C. Bricker, Jr.	64
Richard C. Bricker, Jr., CPA, has been a director of the Company and of TIB Bank since 2003.  He is President of Bricker & Associates, LLC, a financial and board consulting firm, and is Director of Internal Audit for CompuCredit Corporation.  He has practiced as a CPA servicing public companies for over 34 years, including with BDO Seidman, LLP, as the Managing Partner of their Atlanta office; with Bricker & Melton, PA, as managing partner of the firm; and with Ernst & Young, LLP, in their Atlanta office.  Through his firms, Mr. Bricker has been a member of the Florida Community Bankers Association, the Georgia Bankers Association, Georgia Community Bankers Association, and Alabama Bankers Association.  He is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants.  He also has been a speaker to financial institution executives and directors on various topics.

Paul O. Jones, Jr., M.D.	46
Paul O. Jones, Jr., M.D. has been a director of the Company and of TIB Bank since 2003. He practices at and is immediate past President of Anchor Health Centers, Inc. in Naples, Florida, which is one of the largest physician groups in Southwest Florida with more than 30 locations and 300 employees.  He has active staff privileges in the NCH Healthcare System.  Dr. Jones is a director and President-Elect of the Naples North Rotary Club, is actively involved in the Neighborhood Health Clinic and is a volunteer physician for the FedEx gators. He was recently elected to the Board of Directors of the Fred M. Jones Estates, Ltd., a farm in Jamaica.

Edward V. Lett	62
Edward V. Lett has been a director of the Company since its inception in 1996 and of TIB Bank since 1992 having joined TIB Bank in 1991.  Mr. Lett has 40 years of commercial banking experience.  Currently, Mr. Lett serves as Chief Executive Officer and President of the Company.  Prior to joining TIB, Mr. Lett was an Executive Officer with American National Bank of Florida, and was with Maryland National Bank for 17 years where he held various level management positions and immediately out of college was with Marine Midland Bank in New York State for three years.  Mr. Lett has served on several industry Boards, including the Florida Bankers Association, the Community Bankers of Florida, Independent Bankers’ Bank of Florida, and as trustee of Doane College in Crete, Nebraska.

Thomas J. Longe	45
Thomas J. Longe has been a director of the Company and of TIB Bank since 2001. He currently serves as Chairman of both the Company and TIB Bank.  Mr. Longe is the President and Chief Operating Officer of the Trianon Companies in Naples, Florida, which develops, owns and manages hotel and commercial properties for its own portfolio as well as residential properties for resale, primarily in Southwest Florida.  He also is a partner in The Longe Company, an economic/management consulting and private investment company.  Previously, Mr. Longe worked as a loan officer and credit analyst at Bank One, Columbus, N.A. and Comerica Bank - Detroit in commercial real estate, middle market lending, dealer commercial services and international.

Director Independence

Our Board of Directors has determined that a majority of our directors are independent.  In determining director independence, the Board considers all relevant facts and circumstances, including the NASDAQ listing standards.  The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation.  The Board of Directors has determined that the following seven of our nine directors following the Annual Meeting are independent under these guidelines:  Messrs. Bricker, Gutman, Jones, Marinelli, Parks, Schindler, and Wallace.  As a member of management, Mr. Lett is not considered independent.  Mr. Longe is not an independent director under the rules of the National Association of Securities Dealers.

Meetings and Committees of the Board of Directors

Our Board of Directors held 12 regular meetings during the 2007 fiscal year.  Each director attended at least 75% of the board meetings and committee meetings of which such director was a member. Messrs. Gutman and Marinelli commenced serving as Directors in March, 2008.

Our Board of Directors maintains the following four committees:  Compensation; Corporate Governance and Nomination; Audit; and Executive.

For information regarding our Compensation Committee, see “Compensation Committee Report.”

For information regarding our Corporate Governance and Nomination Committee, see “Corporate Governance and Nomination Committee.”

For information regarding our Audit Committee, see “Audit Committee Report.”

For information regarding our Executive Committee, see “Executive Committee.”

Executive Officers

The following lists our executive officers and certain officers of TIB Bank, all positions held by them with the Company and TIB Bank and the periods during which such positions have been held, a brief account of their business experience during the past five years and certain other information including their ages.  All officers of both the Company and TIB Bank are appointed annually at the meetings of the respective Boards of Directors following their election to serve until the annual meeting in the subsequent year and until successors are chosen.  Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Name	Age	Information About Executive Officers

Edward V. Lett	62	See the table above under “Directors.”

Stephen J. Gilhooly	55
Mr. Gilhooly is an Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Chief Financial Officer of TIB Bank. Mr. Gilhooly joined the Company in April 2006. Prior to joining the Company, he was director of investment banking in the financial institutions group for Advest, Inc. since 1990. From 1985 to 1989, he was Executive Vice President, Treasurer and Chief Financial Officer of New Hampshire Savings Bank Corp. From 1974 to 1985, he was employed by Price Waterhouse.  Mr. Gilhooly is a certified public accountant.

Name	Age	Information About Executive Officers

Michael D. Carrigan	56
Mr. Carrigan is Chief Executive Officer and President of TIB Bank.  Prior thereto, he served as Executive Vice President of TIB Bank and Monroe/Miami-Dade Counties Chief Executive Officer.  Mr. Carrigan has been employed by TIB Bank since February 2004.  From 2000 until joining TIB Bank, he was an Equity Partner and consultant with Bennington Partners, Inc., a bank consulting firm specializing in commercial loan review and loan portfolio management.  From 1993 to 2000, he was President, Chief Executive Officer and Director with New Milford Bank & Trust Company, Connecticut, a $400 million publicly traded bank, which was acquired by Summit Bank (now Bank of America) in the first quarter of 2000.  From 1987 to 1993, Mr. Carrigan was Executive Vice President and Senior Lending Officer at UST Bank/Connecticut, a subsidiary of US Trust.

Michael H. Morris	48
Mr. Morris joined TIB as an Executive Vice President in November 2007 and brings a distinguished 25-year banking career with previous responsibilities for trust, investment services and private banking at SunTrust Bank from 1994-2000 and First National Bank of Florida from 2000-2005. First National was acquired by Fifth Third Bancorp in January of 2005, and Mr. Morris continued to lead Fifth Third Investment Advisors until January 2006. Subsequently, Mr. Morris founded Naples Capital Advisors, Inc. which was acquired by the Company in January 2008.

Alma R. Shuckhart	58
Mrs. Shuckhart is a Senior Executive Vice President and Chief Credit Officer of TIB Bank. Mrs. Shuckhart joined TIB Bank in 1993 and has held several positions.  From December 2002 to October 2006, she served as Executive Vice President and Chief Credit Officer.  Most recently, from May 2007 to December 2007, she served as Senior Executive Vice President of TIB Bank and Southwest Florida Market President. From October 2006 to May 2007, she served as Executive Vice President and Southwest Florida Market Chief Executive Officer.  Prior to joining TIB Bank, Mrs. Shuckhart was a Commercial Lending Officer for Evanston Bank in Evanston, IL.  She began her banking career in 1987 with Barnett Bank of Pasco County.

Millard J. Younkers, Jr.	64
Mr. Younkers is an Executive Vice President of TIB Financial Corp.  Mr. Younkers has 41 years of commercial banking experience and has been employed by TIB Bank since 1996.  From 1993 until joining TIB Bank, he was an officer of Northern Trust Bank of Florida, in Naples, Florida.  Prior to 1993, Mr. Younkers served as Executive Vice President of the First National Bank of Toms River, N.J.  Mr. Younkers served as a director of the Company and TIB Bank from 2000 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers in 2007.  We refer to these five persons throughout as the “Senior Officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the Senior Officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation program.

Oversight of Executive Compensation Program

The Compensation Committee of our Board of Directors oversees our compensation programs. Our compensation programs include programs designed specifically for our Senior Officers.

Our Board of Directors established the Compensation Committee to, among other things, review and approve the compensation levels of Senior Officers, evaluate the performance of the Chief Executive Officer and consider senior management succession issues and related matters for the Company. The objectives and the goals of our compensation programs are to attract, employ, retain and reward executives capable of leading us in achieving our business objectives by rewarding past performance of the Senior Officers and seeking to align their long-term interests with those of our investors.

In accordance with NASDAQ listing standards, the Compensation Committee is composed entirely of independent, non-management members of our Board of Directors. No Compensation Committee member participates in any of our employee compensation programs. Each year the Nomination and Governance Committee reviews all direct and indirect relationships that each director has with the Company, and our Board of Directors subsequently reviews its findings. Our Board of Directors has determined that none of the Compensation Committee members has any material business relationships with the Company.

The Compensation Committee has in the past taken the following actions to link Senior Officers’ pay and performance:

•	engaged an independent compensation consultant to advise on executive compensation issues;
•	realigned compensation structures based on a more clearly defined competitive compensation strategy; and
•	reviewed and approved an industry specific Peer Group (as defined below) for more precise performance and compensation comparisons.

The responsibilities of the Compensation Committee are set forth in its charter, which is available on our website at www.tibfinancialcorp.com.

Objectives of Our Compensation Programs

We compensate our Senior Officers through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our shareholders. Our compensation setting process consists of the Chief Executive Officer and President, working together with the Compensation Committee, to establish each component of total compensation including base salary, incentive compensation and equity compensation for each of the Senior Officers.

Our process begins with establishing individual and corporate performance objectives for Senior Officers for the year. Together with the Compensation Committee, we engage in a dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. We review the appropriateness of the financial measures used in the incentive plan and the degree of difficulty in achieving specific performance targets.

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We do believe, however, that information regarding pay practices at other companies is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the Senior Officers and the Compensation Committee consider in assessing the reasonableness of compensation.

      The Chief Executive Officer and President’s recommendations to the Compensation Committee for Senior Officers’ compensation, and the Compensation Committee’s review of those recommendations, are based primarily upon an assessment of each Senior Officer’s leadership, performance and potential to enhance long-term shareholder value. We rely upon our judgment about each individual—and not on rigid formulas or short-term changes in business performance—in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. Key factors affecting our judgment include: (i) the performance compared to the financial, operational and strategic goals established for the Senior Officer during the first quarter of the year; (ii) the nature, scope and level of responsibilities; (iii) the contribution to our financial results, particularly with respect to key metrics such as cash flow, revenue, earnings and return on total capital; (iv) the effectiveness in leading our initiatives to increase customer value and productivity; (v) the contribution to our commitment to corporate responsibility, including success in creating a culture of unyielding integrity and compliance with applicable laws and our ethics policies; (vi) and the commitment to community leadership and diversity.

We also evaluate each Senior Officer’s current salary and the appropriate balance between incentives for long-term and short-term performance.

As previously mentioned, we have historically used three categories of eligible compensation for the Senior Officers—salary, cash bonus and equity compensation in the form of stock option grants or restricted stock awards. In that regard, on October 26, 2004, the board approved Distribution Guidelines for the shareholder approved 2004 Equity Incentive Plan. The Distribution Guidelines provide general guidelines for equity award components. The Compensation Committee has generally approved the salary and equity award components for each Senior Officer during the first quarter of the year. The Compensation Committee has generally approved the cash bonus component for each Senior Officer during the fourth quarter of the year.

During the second quarter of 2007, the Board of Directors approved the recommendation of the Chief Executive Officer to appoint Alma R. Shuckhart to the position of Senior Executive Vice President of TIB Bank and President of Southwest Florida Market and Michael D. Carrigan to the position of the Chief Executive Officer and President of TIB Bank. Consequently, the Compensation Committee made recommendations to the Board of Directors for adjustments to base salary and additional equity awards to Mrs. Shuckhart and Mr. Carrigan.

    During the fourth quarter of 2007, the Board of Directors approved the recommendation of the Chief Executive Officer to appoint Alma R. Shuckhart to the position of Chief Credit Officer of TIB Bank.

Compensation Consultant

The Compensation Committee met 11 times in 2007 to discuss Senior Officers’ compensation. In December 2006, the Compensation Committee engaged a third party compensation consultant, Clark Consulting (“Clark”), to provide research, analysis and recommendations to the Compensation Committee regarding the Chief Executive Officer and President’s compensation for 2007.  The study was not updated in 2007 as the 2006 study remained relevant.

During 2006, Clark assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors. Clark also provided guidance on industry best practices.

Equity Incentive Plan

On May 25, 2004, our shareholders approved the 2004 Equity Incentive Plan (“2004 Plan”). The 2004 Plan provides for the grant of future equity based awards to officers, directors, employees, consultants and other persons providing services to the Company.

One purpose of the 2004 Plan is to further the growth in our earnings and the market appreciation of our stock by providing long-term incentives to officers, directors, employees and other persons providing services to the Company. We intend that the long-term incentives provided by the Plan will help us recruit, retain and motivate our officers, directors, employees, consultants and other persons who provide important services to the Company. All equity based awards made during 2007 were made under the 2004 Plan.

Peer Group

During December 2006, the Compensation Committee, with the assistance of Clark, performed a comparison study of the current compensation of our Chief Executive Officer and President with the CEO compensation of seventeen comparable financial institutions (the “Peer Group”). The Peer Group was used to provide a benchmark of executive compensation levels against companies that have chief executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with ours for executive talent.

Below is a table showing the comparable financial institutions in the Peer Group. The Peer Group is comprised of seventeen publicly traded banks that are generally comparable in asset size, location and performance.

Company Name (1)	($ in 000’s) Total Assets	ROAA	ROAE	Net Interest Margin	Efficiency Ratio	Core EPS Growth
FLAG Financial Corporation	$1,702,861	0.99%	11.12%	4.50%	68.36%	86.40%
Ameris Bancorp	1,697,209	1.04%	10.87%	4.34%	59.78%	18.80%
GB&T Bancshares, Inc.	1,584,094	0.80%	6.06%	4.26%	64.07%	-7.00%
Coastal Financial Corporation	1,543,459	1.20%	18.75%	3.69%	54.08%	10.10%
Virginia Commerce Bancorp, Inc.	1,518,425	1.45%	19.44%	4.30%	46.52%	31.80%
Cardinal Financial Corporation	1,452,287	0.74%	7.67%	2.92%	71.22%	142.20%
Fidelity Southern Corporation	1,405,703	0.79%	12.59%	3.17%	65.36%	31.90%
Southern Community Financial Corp.	1,287,613	0.60%	5.67%	3.20%	68.72%	2.00%
Colony Bankcorp, Inc.	1,108,338	0.87%	13.78%	3.81%	59.34%	5.50%
Charter Financial Corporation (MHC)	1,050,570	1.06%	4.23%	2.18%	65.04%	7.10%
Commercial Bankshares, Inc.	1,032,720	1.27%	15.53%	3.79%	45.80%	6.00%
PAB Bankshares, Inc.	1,017,326	1.31%	14.58%	4.40%	55.02%	48.20%
Florida Community Banks, Inc.	907,081	2.30%	29.25%	5.40%	28.95%	50.10%
Gateway Financial Holdings, Inc.	883,373	0.58%	5.77%	3.81%	73.62%	48.10%
CenterState Banks of Florida, Inc.	871,521	0.78%	8.11%	3.84%	67.02%	59.60%
Southeastern Bank Financial Corp.	864,277	1.27%	16.14%	3.99%	59.62%	13.90%
Integrity Bancshares, Inc.	753,075	1.05%	11.37%	4.33%	49.02%	53.80%
TIB Financial Corp. (2)	1,076,070	1.22%	16.76%	4.38%	69.20%	22.30%

_______
(1)	All financial information in the table above is as of or for the year ended December 31, 2005 and was identified by Clark as being from SNL Financial.
(2)	The Company is included in this schedule for comparison purposes.

We plan to use the Peer Group as part of a bi-annual marketplace study; accordingly, it is our intent to update this study during 2008. However, because some of the specific financial institutions included in the Peer Group may change their size, relevance or other pertinent factors, the Peer Group could include new or different companies in the future. We also may expand the study to include the other Senior Officers.

When recommending compensation levels for 2007, the Compensation Committee reviewed compensation data, such as the data collected from the Peer Group, prepared with the assistance of Clark (the “Survey Data”) to ensure that our Chief Executive Officer and President’s total compensation program is competitive. The Survey Data is a compilation of compensation and other data prepared by Clark based upon its review of the Peer Group as well as other companies that participate in banking surveys.

Overview of Compensation Philosophy and Program

For 2007, the Compensation Committee determined that the Senior Officers’ total compensation for the year 2007 was reasonable, competitive and consistent with the objectives of our compensation philosophy and program.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to the Senior Officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation Committee believes executive compensation packages provided to our Senior Officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

In order to recruit and retain the most qualified and competent individuals as Senior Officers, we strive to maintain a compensation program that is competitive in the labor market. The purpose of our compensation program is to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our Senior Officers:

•	drive and reward performance which supports our core values;

•	provide a significant percentage of total compensation that is “at-risk”, or variable, based on predetermined performance criteria;

•	encourage stock holdings to align the interests of Senior Officers with those of our shareholders;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced Senior Officers; and

•	set compensation and incentive levels that reflect competitive market practices.

Role of Senior Officers in Compensation Decisions

The Chief Executive Officer and President annually reviews the performance of each Senior Officer (other than the Chief Executive Officer and President, whose performance is initially reviewed by the Compensation Committee). The conclusions and recommendations resulting from the Senior Officers’ reviews, including proposed salary adjustments and annual equity award amounts, are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in modifying any of the recommendations. The Compensation Committee then makes a final recommendation for compensation adjustments to our Board of Directors for approval.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our Senior Officer compensation philosophy includes the following four principles:

(i)	Compensation should be related to performance

We believe that a significant portion of a Senior Officer’s compensation should be tied not only to individual performance, but also to the performance of the Senior Officer’s business unit, division, department or function and our overall performance measured against both financial and non-financial goals and objectives. We also place emphasis on relative performance within the Peer Group as a means to ensure that we consistently deliver shareholder value. During periods when performance meets or exceeds the established objectives, Senior Officers should be paid at or more than expected levels. When our performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii)	Incentive compensation should represent a significant portion of a Senior Officer’s total compensation.

In order to significantly reduce the amount of compensation paid to Senior Officers when our overall performance is not optimum, a large portion of compensation should be paid in the form of short-term incentives, which are calculated and paid based primarily on financial measures of profitability and shareholder value creation. Senior Officers have the incentive of increasing our profitability and shareholder return in order to earn a significant portion of their compensation package.

(iii)	Compensation levels should be competitive.

In December, 2006, the Compensation Committee reviewed the Survey Data to ensure that the Chief Executive Officer and President’s 2007 compensation program was competitive with that provided by other comparable firms, such as the Peer Group. The Compensation Committee reviews the recommendations of the Chief Executive Officer and President with respect to the competitiveness of the compensation levels of the other Senior Officers. We believe that a competitive compensation program enhances our ability to attract and retain Senior Officers.

(iv)	Incentive compensation should balance short-term and long-term performance.

The Compensation Committee seeks to achieve a balance between encouraging strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, Senior Officers will be provided both short- and long-term incentives. As long-term incentives, we provide Senior Officers and many other employees with the means to become shareholders of the Company or to share in the appreciation in value of our stock with shareholders. These opportunities include stock option grants, the employee stock purchase plan and restricted stock awards.

Factors Used in Compensation Programs

The Compensation Committee adopted a general outline of factors used for defining Senior Officers’ incentive compensation. These factors are defined, and their use in Senior Officers’ annual compensation is described, below:

Short Term Financial Goals:
•	Significant increases in earnings per share and return on average equity;
•	Maintenance of asset quality;
•	Significant asset growth; and
•	Improve operating efficiency.

Short Term Non-Financial Goals:
•	Empower and enable officers to accomplish specific annual goals and objectives;
•	Maintenance of exceptional compliance standards;
•	Cultivate and maintain healthy internal culture;
•	Continue to maintain high quality investor relations with current and prospective owners, analysts and investment community;
•	Identify, attract and retain key personnel;
•	Enhance our brand image; and
•	Identify and pursue strategic alternatives to supplement organizational growth.

Strategic Objectives:
•	Ensure the high morale, productivity and stability of our officer and employee base;
•	Balance our Board of Directors’ directive of quality growth and increased profitability in an acceptable and sustainable manner;
•	Display the leadership and ethical conduct that motivates others to high levels of productivity and achievement;
•	Fulfill all the requirements of the Senior Officer’s position;
•	Conduct oneself in the communities in which we operate in a social and professional manner that promotes our high standards;
•	Maintain market dominance in our core Florida Keys market and increase market share in all other markets; and
•	Review and adapt the internal organizational structure to maximize opportunities and economies of scale, create a platform that’s scaleable and promote internal accountability.

Review of Senior Officer Performance

The Chief Executive Officer and President and the Compensation Committee review each compensation element of a Senior Officer. In each case, we take into account the scope of responsibilities and experience, and balance them against competitive salary levels. The Compensation Committee has the opportunity to meet with the Senior Officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance.

In addition, each year, the Chief Executive Officer and President makes recommendations for compensation adjustments and presents to the Compensation Committee his evaluation of each Senior Officer, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation, input from some or all of the other Senior Officers, and a review of applicable Survey Data in the case of the Chief Executive Officer and President, the Compensation Committee makes its own assessments and determinations and makes the final recommendation to the Board of Directors for compensation adjustments for each Senior Officer.

Components of the Executive Compensation Program

We believe the total compensation and benefits program for Senior Officers should consist of the following:

•	base salaries;

•	annual cash bonus incentive;

•	long-term incentive compensation, through equity awards; and

•	retirement, health and welfare benefits.

Base Salaries

Senior Officers’ base salaries are generally determined by evaluating a Senior Officer’s level of responsibility and experience and our overall performance.

Adjustments to base salaries are driven primarily by individual performance. Individual performance is evaluated by reviewing the Senior Officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities. When considering the base salary of the Senior Officers for 2007, we considered our continuing achievement of our short-term and long-term goals and strategic objectives.

Other elements of compensation are affected by changes in base salary. Annual incentives are targeted and paid out as a percentage of base salary. The salaries paid to our Chief Executive Officer and President and the other Senior Officers during fiscal year 2007 are shown in the Summary Compensation Table below.

Annual Incentive Compensation

The annual incentive compensation awarded provides Senior Officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide, business unit, division, department or function and individual performance goals. The Compensation Committee designs the annual incentive component of our compensation program to align Senior Officers’ pay with our annual (short-term) performance. Incentive bonuses are generally paid in the fourth quarter of each year for the current fiscal year’s performance.

The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each Senior Officer. These target percentages are based on historical and competitive practices. The incentive target percentage represents the Senior Officer’s annual bonus opportunity if our annual performance goals are achieved. The individual performance of each Senior Officer is assessed by the Compensation Committee after considering the recommendations of our Chief Executive Officer and President.

Performance targets are established at levels that are achievable, but require better than expected planned performance from each Senior Officer. Because of the failure to meet certain short term financial goals, none of the Senior Officers received an annual bonus.

If the short term financial goals had been met during 2007, the amount to be paid to each Senior Officer as annual incentive for 2007 would have been determined by analyzing each Senior Officer’s individual performance with the short term financial and non-financial goals previously discussed. The Compensation Committee would have analyzed a Senior Officer’s performance for the year and then determine the incentive level based upon the analysis with target awards that are based upon a percentage of base salary. For the Chief Executive Officer and President, these targets generally ranged from 0% of base salary to 50% of base salary, however, the target range can be changed at the discretion of the Compensation Committee. For the other Senior Officers, these targets generally ranged from 0% of base salary to 25% of base salary (0%=no performance, 0% to 15%=Below Expectations, 20%=Met Expectations and 25%=Exceeded Expectations). The Compensation Committee sets minimum, target and maximum levels for the annual cash incentive compensation. Payments of annual incentive compensation are based upon the achievement of such objectives for the current year. The annual cash incentive payments awarded to the Senior Officers are shown on the Summary Compensation Table below.

Stock Options and Restricted Stock

The grant of stock options or restricted stock to Senior Officers, employees, directors and consultants during 2007 were made under our 2004 Plan. Typically, during the first quarter of each year, we make annual grants of stock options or restricted stock to our Senior Officers and employees. Senior Officers and certain other officers and employees may also receive stock options at or near the time of their hire and then annually. We believe that grants of stock options and restricted stock awards serve as effective long term incentives for Senior Officers that encourage them to remain with us and continue to excel in their performance.

      Each stock option permits the Senior Officer, generally for a period of ten years, to purchase one share of Company stock from us at the exercise price, which is the closing price of our stock on the date of grant. Stock options have value to the grantee only to the extent the price of our stock on the date of exercise exceeds the exercise price. Stock options granted in 2007 will generally become exercisable in five equal annual installments beginning on the one year anniversary of the grant date. Restricted stock awards are valued at the closing price of our stock on the date of grant. Restricted stock awards provide the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but are restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is generally on a straight-line basis and ranges from two to five years. Vesting periods for stock options and restricted stock awards are generally shorter for Senior Officers approaching the normal retirement age of 65. The number of stock options or restricted stock awards granted to Senior Officers and the grant date fair value of these awards based on the Black Scholes option pricing model are shown on the Grant of Plan-Based Awards Table below. Additional information on these grants, including the number of shares subject to each grant, is also shown in the Grants of Plan-Based Awards Table.

Our equity based compensation program is a vital element of compensation used in motivation of the high-potential leaders who will drive our performance. It also provides a significant incentive for our employees to sustain and enhance our long-term performance. Both the Senior Officers and the Compensation Committee believe that the superior performance of these individuals will contribute significantly to our future success.

Various persons are involved in the stock option and restricted stock award granting process. The Compensation Committee approves grants of equity based compensation to Senior Officers and to our employees and directors. The Compensation Committee, with the assistance of the Corporate Secretary, the Company’s Vice President of Human Resources and the Company’s Senior Vice President and Chief Accounting Officer, oversee the stock option practices and administration of the 2004 Plan. The Chief Accounting Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and restricted stock awards and the associated compensation expense recognized in accordance with FAS 123(R).

An important objective of the 2004 Plan is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for the Senior Officers. Stock options provide Senior Officers (as well as employees and directors) with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market prices. Accordingly, a stock option becomes valuable only if our common stock price increases above the option exercise price. Restricted stock awards provide an immediate tangible direct equity interest with a fair value equal to the value of our stock on the date of grant. Both of these awards are directly aligned with shareholders interests from inception and fluctuate in value along with the value of our stock. These shares are restricted from transfer until vested and generally vest in equal annual installments on the anniversary of the grant date when the restrictions from transfer are released. We believe stock options and restricted stock awards directly link a portion of the recipient’s compensation to our shareholders’ interests by providing incentives to increase the market price of our stock. Further, the holder of the option or award must remain employed during the period required for the instrument to “vest”, thus providing an incentive for the holder to remain employed with us.

Option grants and restricted stock awards are made at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation related decisions. Our consistent practice is that the exercise price for every stock option is the closing price on the NASDAQ Stock Market on the date of grant. The exercise price of options is not less than the fair market value of the shares on the date of grant.

There is a limited term in which the Senior Officer can exercise stock options, known as the “option term.” The option term for Senior Officers is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

The combined elements of compensation, base salary, and cash and equity annual incentives are referred to as “Total Direct Compensation.”

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to the Chief Executive Officer and President or any other Senior Officer unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We may from time to time pay compensation to our Senior Officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes, the accounting rules pursuant to SFAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Employee Stock Purchase Plan

We have an employee stock purchase plan, the purpose of which is to encourage and enable eligible employees to purchase our stock conveniently through payroll deductions at market prices. Senior Officers may participate in this plan on the same basis as all other eligible employees.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. The Senior Officers generally are eligible for the same benefit programs on the same basis as the rest of the employees. The health and welfare programs are intended to protect employees against catastrophic health care expenses and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. We provide full time employees, regularly scheduled to work 30 or more hours per week, long-term disability and basic life insurance at no cost to the employee. We offer a qualified employee stock ownership plan with 401(k) provisions. All employees, including Senior Officers, are generally eligible for this plan.

Employment Agreements and Arrangements

We have entered into employment agreements with each of the Senior Officers. These agreements generally provide for service in their current capacity for a three-year period or until we terminate employment or the employee resigns, if earlier. The agreements provide that the Senior Officers are eligible for our employee benefit plans and other benefits provided in the same manner and to the same extent as to our other employees. For a description of these agreements, see “Executive Compensation – Employment Agreements”.

Change in Control Agreements

We have no Change in Control Agreements with any of the Senior Officers or with any other employees other than the provisions of the Senior Officers’ employment agreements discussed below and with certain other employees with whom we have employment agreements having similar provisions.

Indemnification Agreement

We have no indemnification agreements with any of the Senior Officers of the Company or with any other employees other than certain provisions of our bylaws, which are consistent with Florida law.

Stock Ownership Guidelines

Our Board of Directors, upon the Compensation Committee’s recommendation, adopted Distribution Guidelines for the 2004 Plan which include stock ownership expectations for our Senior Officers and certain other officers to ensure that they have a meaningful economic stake in the Company (the “Guidelines”). The Guidelines are designed to satisfy an individual Senior Officer’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management’s commitment to value creation.

The Compensation Committee will annually review each Senior Officer’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the following Senior Officers have direct ownership of our common stock in at least the following amounts: 3 times base salary for the Chief Executive Officer and President, and 2 times base salary for each of the other Senior Officers.

The Guidelines encourage the Senior Officers to comply with the Guidelines no later than five years after the October 26, 2004 Board approval of the Guidelines or the date appointed to a position subject to the Guidelines, whichever is later.

Annual Review

The Compensation Committee will review all ownership shares of the Senior Officers covered by the Guidelines on an annual basis. The Chief Executive Officer and President is responsible for monitoring compliance with the Guidelines. Only the Compensation Committee or the Chief Executive Officer and President can approve deviations from the Guidelines.

Compensation of Senior Officers

Chief Executive Officer and President

The base salary of the Chief Executive Officer and President, Edward V. Lett, was $350,000 for 2007. This amount was determined and approved by the Compensation Committee during the first quarter of 2007 and was the same as Mr. Lett’s 2006 base salary. This level was deemed appropriate after conducting Mr. Lett’s annual review of individual and our overall performance as well as competitive factors as discussed above.

Mr. Lett was not awarded a cash bonus during 2007 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2007 (in compliance with SFAS 123(R) as more fully described in Note 15 to the Consolidated Financial Statements included in our Form 10-K as filed with the SEC) associated with restricted stock awards made to Mr. Lett during 2007 along with previously granted stock options and restricted stock awards which partially vested during 2007. On April 2, 2007, 2,155 restricted stock awards with a fair value of $31,377 were granted to Mr. Lett in accordance with the guidelines for the 2004 Plan discussed above. These awards vest over three years in equal annual installments on the anniversary of the grant.

Mr. Lett’s non-equity incentive plan compensation is primarily comprised of the $283,888 change in value of the SERP benefits described above. Other compensation is primarily comprised of Mr. Lett’s $20,000 annual retainer as a member of the Board of Directors.

Chief Financial Officer and Treasurer

The base salary of the Chief Financial Officer and Treasurer, Stephen J. Gilhooly, was $210,000 for 2007. This amount was determined and approved by the Compensation Committee through arms-length negotiations with Mr. Gilhooly in connection with the inception of his employment with us in 2006 and we believe fair with respect to the duties and responsibilities assumed as well as competitive factors as discussed above.

Mr. Gilhooly was not awarded a cash bonus during 2007 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Option Awards column of the Summary Compensation Table below represent the compensation expense we recorded during 2007 associated with stock option grants made to Mr. Gilhooly during 2007, along with previously granted stock options which partially vested during 2007.  On April 5, 2007, 4,126 stock options with a fair value of $17,735 were granted to Mr. Gilhooly under the 2004 Plan in connection with his employment. These awards vest over five years in equal annual installments on the anniversary of the grant, in accordance with the guidelines.

Mr. Gilhooly’s other compensation is primarily comprised of payment of costs associated with his relocation to Southwest Florida.

Chief Executive Officer and President of TIB Bank

The base salary of the Chief Executive Officer and President of TIB Bank, Michael D. Carrigan, was $225,000 for 2007.  This amount was determined and approved by the Compensation Committee during the second quarter of 2007 upon the appointment of Mr. Carrigan as Chief Executive Officer and President of TIB Bank, represents an increase of approximately 13% from Mr. Carrigan’s 2006 base salary and we believe fair with respect to the duties and responsibilities assumed as well as competitive factors as discussed above.

Mr. Carrigan was not awarded a cash bonus during 2007 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2007 associated with restricted stock awards made to Mr. Carrigan during 2007 along with previously granted stock options and restricted stock awards which partially vested during 2007.  On April 9, 2007, 1,642 restricted stock awards with a fair value of $23,563 were granted to Mr. Carrigan in accordance with the guidelines for the 2004 Plan discussed above. These awards vest over five years in equal annual installments on the anniversary of the grant. Additionally, on May 22, 2007, Mr. Carrigan was granted 2,000 restricted stock awards with a fair value of $26,640 in connection with his appointment as Chief Executive Officer and President of TIB Bank.

    Mr. Carrigan’s other compensation is primarily comprised of fringe benefits including personal use of a Company vehicle and payment of costs associated with his relocation to Southwest Florida.

Senior Executive Vice President and President of Southwest Florida Region of  TIB Bank

The base salary of the Senior Executive Vice President and its Southwest Florida Regional President for TIB Bank, Alma R. Shuckhart, was $210,000 for 2007. This amount was determined and approved by the Compensation Committee during the second quarter of 2007 upon the appointment of Mrs. Shuckhart as Senior Executive Vice President, represents an increase of approximately 5% from Mrs. Shuckhart’s 2006 base salary and we believe fair with respect to the duties and responsibilities assumed as well as competitive factors as discussed above.

    Mrs. Shuckhart was not awarded a cash bonus during 2007 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2007 associated with restricted stock awards made to Mrs. Shuckhart during 2007 along with previously granted stock options and restricted stock awards which partially vested during 2007.  On April 6, 2007, 821 restricted stock awards with a fair value of $11,896 were granted to Mrs. Shuckhart in accordance with the guidelines for the 2004 Plan discussed above. These awards vest over five years in equal annual installments on the anniversary of the grant. Additionally, on May 22, 2007, Mrs. Shuckhart was granted 1,000 restricted stock awards with a fair value of $13,320 in connection with her promotion to Senior Executive Vice President.

Mrs. Shuckhart’s non-equity incentive plan compensation is primarily comprised of the $132,564 change in value of the SERP benefits described above.

Executive Vice President of TIB Financial Corp.

The base salary of the Executive Vice President of TIB Financial Corp., Millard J. Younkers, was $191,625 for 2007.  This amount was determined and approved by the Compensation Committee during the first quarter of 2007 and was the same as Mr. Younkers’ 2006 base salary. This level was deemed appropriate after conducting Mr. Younkers’ annual review of individual and our overall performance as well as competitive factors as discussed above.

Mr. Younkers was paid a total cash bonus of $10,000 during 2007 based upon his individual levels of accomplishments of specific personal goals and objectives during 2006 as well as the Company meeting expectations established under the short-term financial and non-financial goals as well as strategic objectives established at the beginning of that year. Mr. Younkers was not awarded a cash bonus during 2007 based upon the Company’s failure to meet expectations established under the short term financial goals for 2007.

On April 2, 2007, 787 restricted stock awards with a fair value of $11,459 were granted to Mr. Younkers in accordance with the guidelines for the 2004 Plan discussed above. These awards vest over one year on the anniversary of the grant. The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2007 associated with restricted stock awards made to Mr. Younkers during 2007 along with previously granted stock options and restricted stock awards which partially vested during 2007.

Mr. Younkers’ non-equity incentive plan compensation is primarily comprised of the $236,079 change in value of the SERP benefits described above.

Mr. Younkers’ other compensation is primarily comprised of fringe benefits including personal use of a Company vehicle and payment of long term disability and life insurance premiums.

COMPENSATION COMMITTEE REPORT

The Compensation Committee held 11 meetings during 2007.  A copy of the Committee’s Charter is available on our website at www.tibfinancialcorp.com.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Paul O. Jones, Jr. (Chairman)
Marvin F. Schindler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee members has served as an officer or employee of the Company and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer or director serving as a member of the Company’s Board of Directors.

EXECUTIVE COMPENSATION

We do not compensate any of our directors or executive officers separately from the compensation they receive from TIB Bank.  The following sets forth certain compensation information for TIB Bank’s executive officers whose total compensation exceeded $100,000 during 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation (1) ($)	Total ($)
Edward V. Lett	2007	$350,000	$-	$63,283	$36,478	$283,888	$32,937	$766,586
CEO and President	2006	350,000	140,000	53,239	48,003	278,017	30,804	900,063

Stephen J. Gilhooly	2007	210,000	-	-	28,082	-	19,528	257,610
EVP and CFO	2006	147,270	31,500	-	17,927	-	79,869	276,566

Michael D. Carrigan	2007	218,668	-	12,506	23,980	-	64,768	319,922
CEO and President of TIB Bank	2006	186,500	46,375	3,333	23,980	-	4,144	264,332

Alma R. Shuckhart	2007	206,667	-	9,229	16,462	132,564	11,382	376,304
SEVP and President Southwest Florida Region of TIB Bank	2006	187,812	37,624	3,344	17,358	63,096	6,568	315,802

Millard J. Younkers, Jr.	2007	191,625	10,000	17,664	10,820	236,079	14,784	480,972
Executive Vice President of TIB Financial Corp.	2006	189,344	41,017	7,568	20,424	178,218	11,400	447,971

_________
(1)	The amounts reported represent the aggregate incremental cost to the Company of all perquisites and personal benefits provided to the Senior Officers as follows:

(a) For Mr. Lett the amount for 2007 consists of the $20,000 retainer for service on the Board of Directors, $3,825 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $8,080 in officer supplemental life and disability insurance and $1,032 in personal use of a company auto.  For 2006 the amount consists of $20,000 retainer for service on the Board of Directors, $700 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $7,652 in officer supplemental life and disability insurance and $2,452 in personal use of a company auto.

(b) The amount for 2007 for Mr. Gilhooly includes $3,836 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $3,471 in officer supplemental life and disability insurance, approximately $4,800 in personal use of an apartment rented by TIB Bank and $7,421 in personal use of a company auto.  For 2006 the amount includes, $1,000 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $2,279 in officer supplemental life and disability insurance, $3,078 in personal use of a company auto, $7,261 in personal use of an apartment rented by TIB Bank and $66,251 in reimbursement of moving expenses in connection with the commencement of his employment with the Company.

(c) The amount for Mr. Carrigan for 2007 includes $5,125 matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $3,217 officer supplemental life and disability insurance, $1,259 in personal use of a company auto $12,650 in personal use of an apartment rented by TIB Bank and $5,336 for the associated tax gross-up and $37,181 in reimbursement of moving expenses in connection with his relocation to Southwest Florida.  The amount in 2006 includes matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions and officer supplemental life and disability insurance.

(d) The amount for Ms. Shuckhart for 2007 consists of $1,437 in personal use of a company auto, $5,511 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions and $4,434 in officer supplemental life and disability insurance.  The amount in 2006 consists of personal use of a company auto, matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions and officer supplemental life and disability insurance.

(e) The amount for Mr. Younkers for 2007 includes $5,338 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $6,068 in officer supplemental life and disability insurance and $3,378 in personal use of a company auto.  The amount for 2006 includes $1,000 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $5,773 in officer supplemental life and disability insurance and $4,627 in personal use of a company auto.

(2)	The amounts reported as Non-Equity Incentive Plan Compensation represent activity related to nonqualified deferred compensation provisions of the salary continuation agreements discussed below.

The amount of salary and bonus in proportion to total compensation for each of our named executive officers was 46% in the case of Mr. Lett, 85% in the case of Mr. Gilhooly, 68% in the case of Mr. Carrigan, 55% in the case of Ms. Shuckhart and 42% in the case of Mr. Younkers.

Salary Continuation Agreements

TIB Bank has entered into a Salary Continuation Plan with certain of its executive officers. The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants.  Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to 43% of the highest annual base salary in the three years immediately preceding termination of employment.  Each participant is vested 100% in the benefit accrual balance.  Upon termination of employment prior to the normal retirement age, the participant will receive future annual payments subsequent to retirement age based upon the vested portion of the accrual balance, plus interest from the date of termination of employment to commencement of payments. If employment is terminated due to death or permanent disability prior to normal retirement age, the participant, or beneficiary in the event of death, will receive the full accrual balance for the year ending immediately prior to termination of employment.  If the participant is actively employed by TIB Bank at the time of a change of control, the participant will receive a full retirement benefit based on a re-projection of what the normal retirement benefit would have been.  The re-projected benefit will be 43% of the highest base salary in the three years then remaining until normal retirement.  If the participant dies after the commencement of benefits but before all benefits are paid, the participant’s beneficiary will receive the remaining benefits at the same time and in the same amounts that would have been paid to the participant had the participant survived.  If the participant is entitled to benefit payments under the plan but dies prior to the commencement of payments, the participant’s beneficiary will receive the benefits commencing on the first day of the month following the participant’s death.

Based upon current salary levels, with no assumed increases, the annual normal retirement benefit at commencement would be as follows:

	Commencement Date	Annual Retirement Benefit at Commencement
Edward V. Lett	11/24/10	$150,500
Stephen J. Gilhooly	-	-
Michael D. Carrigan	-	-
Alma R. Shuckhart	6/3/14	90,300
Millard J. Younkers, Jr.	7/20/08	82,399

In connection with the plan, TIB Bank has purchased single premium life insurance on the participants in order to finance the plan expenses and to also provide a split dollar life insurance benefit.  Under the split dollar arrangement, the insured participant may name the beneficiary of an amount of life insurance equal to 60% of the policy death benefit in excess of the policy’s cash value at the time of the participant’s death.  At any time prior to a change in control, TIB Bank may amend or terminate the arrangement.  Following a change of control, the policy (or an equivalent replacement) and the split dollar arrangement will remain in place for the remainder of the participant’s life unless terminated by mutual agreement of the participant and TIB Bank.  If the participant terminates employment (other than following a change of control), the split dollar arrangement terminates and the participant will have no further interest in the life insurance policy.  The cash values of these policies are carried as an asset on our financial statements.  Information relative to these policies is shown below:

	Insurance policy premium paid by TIB Bank	Cash value at December 31, 2007	Officer survivor’s benefit at December 31, 2007	Imputed income of insurance coverage included in officer’s 2007 taxable wages
Edward V. Lett	$1,170,000	$1,568,194	$733,499	$2,428
Stephen J. Gilhooly	-	-	-	-
Michael D. Carrigan	-	-	-	-
Alma R. Shuckhart	770,000	950,116	738,722	1,249
Millard J. Younkers, Jr.	1,095,000	1,484,741	613,392	2,644

Nonqualified Deferred Compensation Table

The salary continuation agreements discussed above include nonqualified deferred compensation provisions which are designed to provide supplemental retirement income benefits to the named executives. The table below details the activity related to these benefits.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals ($)	Aggregate Balance at Last Fiscal Year ($)
Edward V. Lett	$-	$216,882	$67,006	$-	$1,024,242
Stephen J. Gilhooly	-	-	-	-	-
Alma R. Shuckhart	-	109,618	22,946	-	350,751
Michael D. Carrigan	-	-	-	-	-
Millard J. Younkers, Jr.	-	183,545	52,534	-	803,014

Stock Options

We have one compensation plan under which shares of our Common Stock are issuable.  This is our 2004 Plan, which was approved by our Board of Directors and shareholders in 2004.

Previously we had granted stock options under our 1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan as amended and restated as of August 31, 1996 which terminated on March 22, 2004.  The following sets forth certain information regarding these plans.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of February 29, 2008.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	574,825	(1)	$9.44	420,084	(2)
Equity compensation plans not approved by security holders (3)	81,114		$9.28	-
Total	655,939		$9.42	420,084

_______
(1)	Consists of options issued under the 1994 Incentive Stock Option Plan and the 2004 Plan.
(2)	Consists of shares available for issuance under the 2004 Plan.
(3)
Consists of options issued in exchange for options to purchase common stock of The Bank of Venice pursuant to the relevant terms of the merger agreement between TIB Financial Corp. and The Bank of Venice.

Grants of Plan-Based Awards Table

The following table sets forth information regarding all incentive plan awards of stock option grants and restricted stock awards that were made to our named executive officers during 2007.
Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Edward V. Lett	04/02/07	(a)	2,155	-	$-	$31,377
Stephen J. Gilhooly	04/05/07		-	4,126	15.27	17,735
Alma R. Shuckhart	04/06/07	(b)	821	-	-	11,896
	05/22/07	(c)	1,000	-	-	13,320
Michael D. Carrigan	04/09/07	(d)	1,642	-	-	23,563
	05/22/07	(c)	2,000	-	-	26,640
Millard J. Younkers, Jr.	04/02/07	(a)	787	-	-	11,459

_______
(a)	The closing market price on April 2, 2007, the grant date for these restricted stock awards, was $14.56 per share.
(b)	The closing market price on April 6, 2007, the grant date for these restricted stock awards, was $14.49 per share.
(c)	The closing market price on May 22, 2007, the grant date for these restricted stock awards, was $13.32 per share.
(d)	The closing market price on April 9, 2007, the grant date for these restricted stock awards, was $14.35 per share.

Option Exercises and Stock Vested Table

The following table sets forth information with respect to our named executive officers concerning stock options exercised in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Edward V. Lett	12,000	$107,280	847	$13,671
	20,000	61,400	2,666	23,034

Stephen J. Gilhooly	-	-	-	-

Alma R. Shuckhart	3,200	32,320	134	1,274
	6,000	69,600	226	3,648
	800	1,504
	6,000	56,340
	10,000	106,500
	26,000	266,264

Michael D. Carrigan	-	-	134	1,249
			226	3,648

Millard J. Younkers, Jr.	50,000	497,000	589	9,506

_______
(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards At Fiscal Year-End Table

The following table sets forth information on outstanding options and stock awards held by our named executive officers at December 31, 2007.  For option awards, the table discloses the exercise price and the expiration date.  For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Edward V. Lett	-	30,000	(1)	$12.62	1/25/2015	-		$-
	-	-		-		2,666	(2)	22,714
	-	-		-		2,541	(3)	21,649
	-	-		-		2,155	(4)	18,361

Stephen J. Gilhooly	5,000	20,000	(5)	$14.75	4/18/2016	-		$-
		4,126	(6)	15.27	4/5/2017	-		-

Alma R. Shuckhart	1,000	3,000	(7)	$5.25	11/28/2010	-		$-
	4,000	20,000	(8)	6.20	3/26/2012	-		-
	3,200	4,800	(10)	12.62	1/25/2015	-		-
	-	-		-		904	(11)	7,702
	-	-		-		532	(12)	4,533
	-	-		-		821	(13)	6,995
	-	-		-		1,000	(14)	8,520

Michael D. Carrigan	12,000	28,000	(15)	$11.38	2/9/2014	-		$-
	3,200	4,800	(10)	12.62	1/25/2015	-		-
	-	-		-		904	(11)	7,702
	-	-		-		532	(16)	4,533
	-	-		-		1,642	(17)	13,990
	-	-		-		2,000	(18)	17,040

Millard J. Younkers, Jr.	33,000	7,000	(19)	$6.20	3/26/2012	-		$-
	-	-		-		589	(20)	5,018
	-	-		-		787	(9)	6,705

_______
(1)	These stock options were granted on January 25, 2005 and vest as follows: 10,000 on January 25, 2008, 10,000 on January 25, 2009, and 10,000 on January 25, 2010.

(2)	These restricted stock awards were granted on November 22, 2005 and vest on November 22, 2008.

(3)	These restricted stock awards were granted on March 3, 2006 and vest as follows: 847 on March 3, 2008, 847 on March 3, 2009 and 847 on March 3, 2010.

(4)	These restricted stock awards were granted on April 2, 2007 and vest as follows: 719 on April 2, 2008, 718 on April 2, 2009 and 718 on April 2, 2010.

(5)	These stock options were granted on April 18, 2006 and vest as follows: 5,000 on April 18, 2008, 5,000 on April 18, 2009, 5,000 on April 18, 2010 and 5,000 on April 19, 2011.

(6)	These stock options were granted on April 5, 2007 and vest as follows: 826 on April 5, 2008, 825 on April 5, 2009, 825 on April 5, 2010, 825 on April 5, 2011 and 825 on April 5, 2012

(7)	These stock options were granted on November 28, 2000 and vest as follows: 1,000 on November 28, 2008 and 2,000 on November 28, 2009.

(8)	These stock options were granted on March 26, 2002 and vest as follows: 4,000 on March 26, 2008, 4,000 on March 26, 2009, 4,000 on March 26, 2010 and 8,000 on March 26, 2011.

(9)	These restricted stock awards were granted on April 2, 2007 and vest on April 2, 2008.

(10)	These stock options were granted on January 25, 2005 and vest as follows: 1,600 on January 25, 2008, 1,600 on January 25, 2009, and 1,600 on January 25, 2010.

(11)	These restricted stock awards were granted on March 3, 2006 and vest as follows: 226 on March 3, 2008, 226 on March 3, 2009, 226 on March 3, 2010 and 226 on March 3, 2011.

(12)	These restricted stock awards were granted on October 24, 2006 and vest as follows: 133 on October 24, 2008, 133 on October 24, 2009, 133 on October 24, 2010 and 133 on October 24, 2011.

(13)	These restricted stock awards were granted on April 6, 2007 and vest as follows: 165 on April 6, 2008, 164 on April 6, 2009, 164 on April 6, 2010, 164 on April 6, 2011 and 164 on April 6, 2012.

(14)	These restricted stock awards were granted on May 22, 2007 and vest as follows: 200 on May 22, 2008, 200 on May 22, 2009, 200 on May 22, 2010, 200 on May 22, 2011 and 200 on May 22, 2012.

(15)
These stock options were granted on February 9, 2004 and vest as follows:, 4,000 on February 9, 2008, 4,000 on February 9, 2009, 4,000 on February 9, 2010, 4,000 on February 9, 2011, 4,000 on February 9, 2012 and 8,000 on February 9, 2013.

(16)	These restricted stock awards were granted on October 25, 2006 and vest as follows: 133 on October 25, 2008, 133 on October 25, 2009, 133 on October 25, 2010 and 133 on October 25, 2011.

(17)	These restricted stock awards were granted on April 9, 2007 and vest as follows: 329 on April 9, 2008, 329 on April 9, 2009, 328 on April 9, 2010, 328 on April 9, 2011 and 328 on April 9, 2012.

(18)	These restricted stock awards were granted on May 22, 2007 and vest as follows: 400 on May 22, 2008, 400 on May 22, 2009, 400 on May 22, 2010, 400 on May 22, 2011 and 400 on May 22, 2012.

(19)	These stock options were granted on March 26, 2002 and vest on March 26, 2008.

(20)	These restricted stock awards were granted on March 3, 2006 and vest on March 3, 2008.

Employment Agreements

The Company and TIB Bank have entered into employment agreements with each of Messrs. Carrigan, Lett and Younkers, and Mrs. Shuckhart for a term of three years and with Mr. Gilhooly for a term of two years.  Mr. Younkers agreement expires on March 1, 2009 and Mr. Lett’s agreement expires on March 1, 2010. The agreements provide for a base salary, discretionary bonuses as approved by the Board of Directors and the Compensation Committee, and such other benefits as provided by the Company and TIB Bank to its employees generally. The agreements also provide that the executives will receive severance benefits if, prior to their respective agreement's expiration, we voluntarily terminate employment for any reason other than “cause” (as defined in the agreements) or he or she terminates his employment for “good reason” (as defined in the agreements) (collectively, “Early Termination”). In the event of Early Termination, the executives would be entitled to severance payments consistent with our normal payroll payment dates for a period of two years (three years in the case of Mr. Lett and one year in the case of Mrs. Shuckhart) at amounts totaling an annual sum equal to the greater of (i) a continuation of the base salary in effect at the time of termination, or (ii) a higher base salary paid anytime during the 36 months preceding the time of termination. The executives would also receive an annual amount, during the same period described above, which equals the amount of any incentive cash bonus payment paid during the year prior to termination. Additionally, we would pay any unpaid base salary due to the executives at the time of termination and pay for continuation of health care benefits following termination for up to 18 months. The employment agreements also contain confidentiality provisions and covenants not to solicit employees or clients during the employment term and for periods following termination of employment during which the executive is receiving any salary continuation payments from us. If after a change in control the executive’s employment is terminated, the executive’s duties are materially reduced, the executive’s base salary is reduced, the executive’s employment is relocated more than 50 miles from TIB Bank’s main office or  the executive’s participation in any employee benefit plan is materially reduced or adversely affected, and the executive does not consent to such change, then the executive is entitled to receive a lump sum payment equal to two times (three times in the case of Mr. Lett) the average base annual salary received by the executive during the three year period prior to such termination.  In addition, if the payment imposes any excise tax on the executive under Section 280G of the Internal Revenue Code of 1986, then we are required to make an additional payment to the executive such that, after such payment, the executive would be reimbursed in full for such excise tax payment.

The following are the estimated payments that would have been provided to each of the named executive officers if the executive officer’s employment was terminated on December 31, 2007 or a change in control of the Company had taken place on December 31, 2007:

Benefits and Payments Upon Termination	Termination By the Company Without Cause (1)	Termination By Employee for Good Reason (1)	Change In Control	Death (2)	Disability
Edward V. Lett
Salary and Bonus	$1,050,000	$1,050,000	$1,030,750	$-	$29,167
Accelerated Restricted Stock Vesting	-	-	62,724	62,724	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	250,843	-	-
Other Benefits	23,849	23,849	-	733,499	-
Tax Gross-Up	-	-	284,318	-	-
Total	$1,073,849	$1,073,849	$1,628,635	$796,223	$29,167

Stephen J. Gilhooly
Salary and Bonus	$420,000	$420,000	$420,000	$-	$17,500
Accelerated Restricted Stock Vesting	-	-	-	-	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	-	-	-
Other Benefits	9,942	9,942	-	-	-
Tax Gross-Up	-	-	-	-	-
Total	$429,942	$429,942	$420,000	$-	$17,500

Michael D. Carrigan
Salary and Bonus	$450,000	$450,000	$400,000	$-	$18,750
Accelerated Restricted Stock Vesting	-	-	43,265	43,265	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	-	-	-
Other Benefits	16,921	16,921	-	-	-
Tax Gross-Up	-	-	-	-	-
Total	$466,921	$466,921	$443,265	$43,265	$18,750

Alma R. Shuckhart
Salary and Bonus	$210,000	$420,000	$390,000	$-	$17,500
Accelerated Restricted Stock Vesting	-	-	27,750	27,750	-
Accelerated Option Vesting	-	-	56,210	-	-
SERP Benefits	-	-	379,099	-	-
Other Benefits	9,942	9,942	-	738,722	-
Tax Gross-Up	-	-	209,326	-	-
Total	$219,942	$429,942	$1,062,385	$766,472	$17,500

Millard J. Younkers, Jr.
Salary and Bonus	$403,250	$403,250	$377,167	$-	$15,969
Accelerated Restricted Stock Vesting	-	-	11,724	11,724	-
Accelerated Option Vesting	-	-	16,240	-	-
SERP Benefits	-	-	-	-	-
Other Benefits	16,663	16,663	-	613,392	-
Tax Gross-Up	-	-	-	-	-
Total	$419,913	$419,913	$405,130	$625,116	$15,969

_______
(1)	The amounts reported as other benefits in this column relate to reimbursement for continued health insurance coverage.
(2)	The amounts associated with the caption “Other Benefits” relate to the life insurance policies discussed above and represent the survivors’ benefit as of December 31, 2007.

COMPENSATION OF DIRECTORS

In 2007, all of the members of the Board of Directors of TIB Bank and the Company who are not employees of our subsidiary banks received a quarterly retainer of $5,000 and $750 for attending each of the 12 regular board meetings, for a total of up to $29,000 annually.  Directors who are officers of TIB Bank receive the $5,000 quarterly retainer only.  The Chairman of the Board received a $10,000 quarterly retainer, and $750 for attending each of the 12 regular board meetings for a total of up to $49,000 annually. The Chairman of the audit committee received a $9,375 quarterly retainer and $750 for attending each of the 12 regular board meetings for a total of up to $46,500 annually. The Chairman of the corporate governance and nominating committee and the compensation committee each received an $8,750 quarterly retainer and $750 for attending each of the 12 regular board meetings for a total of up to $44,000 annually. Effective February 1, 2007, committee members received a fee of $600 per committee meeting attended. Prior to that date, the fee was $750 per committee meeting attended.

On July 28, 2005, we awarded 10,000 restricted shares under our 2004 Plan to each of our six non-employee directors.  Each award vests as to 2,000 shares each year over the next five years, subject to accelerated vesting upon a change in control of the Company (as defined in the Plan) or the death of the director.  The split-dollar life insurance benefits for the six non-employee directors were terminated by us on July 25, 2005, and we became the sole beneficiary of the related life insurance policies.

           TIB Bank maintains a fee deferral plan for directors of TIB Bank who elect to participate.  The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants.  The participant may defer some or all of the annual retainer and board meeting fees into the plan.  The balance in the participant’s deferral account grows during the period prior to termination of service as a director, at a rate determined annually based on a calculation as defined in the agreement which produced a rate of 7% for 2007.  At various triggering events, TIB Bank will pay benefits to the participant in cash from the general assets of TIB Bank based on the value of the deferral account at that time.  The total fee deferred in 2007 by the six directors participating in the plan was $159,500.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Richard Bricker (1)	$47,150	$44,812	$-	$-	$-	$91,962
Paul Jones (1)	9,300	44,812	-	44,000	8,226	106,338
Thomas Longe (1)	5,700	44,812	-	49,000	13,626	113,138
John Parks	15,750	31,133	2,201	37,500	10,004	96,588
Marvin Schindler	41,300	31,133	2,201	-	-	74,634
Otis Wallace	9,300	31,133	2,201	29,000	8,795	80,429

_______
(1)	Restricted Stock Awards with fair values of $59,240 were granted to Messrs. Bricker, Jones and Longe upon their reelection to the Board of Directors during 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the executive officers and directors of the Company and the Banks and our principal shareholders and affiliates of such persons have, from time to time, engaged in banking transactions with the Banks and are expected to continue such relationships in the future.  All loans or other extensions of credit made by the Banks to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Mr. Longe's brother-in-law is a 25% owner of a company to which we paid $251,402 during 2007 for the lease of a bank branch.

Our Board of Directors has adopted a written policy with respect to related party transactions.  For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $5,000 when aggregated with all similar transactions, or (iii) loans made by the Banks in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the Banks, and not involving more than a normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee. The current policy was formalized and adopted in March 2007.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding our shares of common stock owned as of the record date (i) by each person who beneficially owned more than 5% of the shares of the common stock, (ii) by each of our directors, (iii) by each of our named executive officers, and (iv) by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
5% Shareholders
W. Kenneth Meeks (3) P.O. Box 209 Islamorada, FL 33036	842,096	6.5%
Directors
Richard C. Bricker, Jr. (4)	26,000	*
Howard B. Gutman	-	-
Paul O. Jones, Jr., M.D.(5)	24,282	*
Edward V. Lett (6)	197,744	1.5%
Thomas J. Longe (7)	75,830	*
Paul J. Marinelli	-	-
John G. Parks, Jr. (8)	28,985	*
Marvin F. Schindler (9)	41,972	*
Otis T. Wallace (10)	36,839	*

Named Executive Officers
Edward V. Lett (6)	197,744	1.5%
Stephen J. Gilhooly (11)	12,826	*
Michael D. Carrigan (12)	34,238	*
Alma R. Shuckhart (13)	57,839	*
Millard J. Younkers, Jr.(14)	97,454	*
All directors and executive officers as a group (13 persons)	634,009	4.9%
___________
*	Percent share ownership is less than 1% of total shares outstanding.

(1)
Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.  Information relating to beneficial ownership of the shares is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities and Exchange Act of 1934, as amended.  Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” with respect to such security.  A person may be deemed to be the “beneficial owner” of a security if that person also has the right to acquire beneficial ownership of such security within 60 days.  Under the “beneficial ownership” rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest.  The information as to beneficial ownership has been furnished by the respective persons listed in the above table.

(2)
Based on 12,787,649 shares outstanding as of February 29, 2008 plus 127,860 shares not outstanding but which are subject to granted but unexercised options providing the holders the right to acquire shares within 60 days through the exercise of the options.

(3)	Includes (a) 253,184 shares held jointly with his spouse, (b) 31,802 shares held by his spouse and her IRA, and (c) 12,698 shares held by his IRA.

(4)
Includes (a) 1,400 shares as to which he shares beneficial ownership with his spouse, (b) 600 shares held in his IRA account, (c) 10,000 shares representing exercisable options, and (d) 10,000 unvested restricted shares as to which he exercises voting control.

(5)	Includes (a) 1,295 shares held jointly with spouse, (b) 8,734 shares representing exercisable options, and (c) 10,000 unvested restricted shares as to which he exercises voting control.

(6)
Includes (a) 151,700 shares to which he shares beneficial ownership with his spouse, (b) 150 shares held jointly with Sally D. Howard, (c) 22,351 shares fully vested in his individual ESOP account, (d) 10,000 shares representing exercisable options and (e) 7,362 unvested restricted shares as to which he exercises voting control.

(7)
Includes (a) 2,100 shares in the Patrick J. Longe Revocable Trust, (b) 30,730 shares in the Patrick J. Longe Roth IRA, (c) 9,000 shares held in his IRA, (d) 10,000 shares representing exercisable options and (e) 10,000 unvested restricted shares as to which he exercises voting control.

(8)
Includes (a) 12,312 shares held jointly with his spouse, (b) 3,500 shares held in his spouse’s IRA, (c) 2,500 shares held in his IRA, (d) 400 shares representing exercisable options and (e) 6,000 unvested restricted shares as to which he exercises voting control.

(9)	Includes (a) 21,572 shares held jointly with his spouse, (b) 400 shares representing exercisable options and (c) 6,000 unvested restricted shares as to which he exercises voting control.

(10)
Includes (a) 15,106 shares held jointly with his spouse, (b) 1,060 shares held in his spouse’s IRA, (c) 2,900 shares representing exercisable options, and (d) 6,000 unvested restricted shares as to which he exercises voting control.

(11)	Includes 10,826 shares representing exercisable options and 2,000 shares held by his IRA.

(12)
Includes (a) 4,000 shares held jointly with his spouse, (b) 4,000 shares held by his IRA, (c) 20,800 shares representing exercisable options and (d) 5,078 unvested restricted shares as to which he exercises voting control.

(13)
Includes (a) 28,920 shares held jointly with her spouse, (b) 11,502 shares fully vested in her individual ESOP account, (c) 13,800 shares representing exercisable options and (d) 3,257 unvested restricted shares as to which she exercises voting control.

(14)
Includes (a) 5,489 shares fully vested in his individual ESOP account, (b) 40,000 shares representing exercisable options and (c) 1,376 unvested restricted shares as to which he exercises voting control.

The share amounts set forth in the above table include as to the following individuals the number of shares that are pledged as security:

Name of Individual	Number of Shares Pledged
Richard C. Bricker, Jr.	5,400
Edward V. Lett	75,200
Millard J. Younkers, Jr.	50,000

CORPORATE GOVERNANCE AND
NOMINATION COMMITTEE

We have established a nominating committee of the Board of Directors, which consists of Messrs. Bricker (Chairman), Jones, and Wallace.  Each of these individuals is an independent director as defined under the rules of the National Association of Securities Dealers. The Corporate Governance and Nomination Committee held six meetings during 2007.

The Corporate Governance and Nomination Committee operates pursuant to a written charter under which it exercises general oversight of the governance of the Board of Directors by developing and recommending to the Board, Corporate Governance Policies and Guidelines applicable to us and monitoring our compliance with these policies and guidelines.  A copy of the charter is available on our website at www.tibfinancialcorp.com.  The Board believes such Corporate Governance Policies and Guidelines are consistent with sound corporate governance practices, ethical business conduct, and financial transparency; will represent the majority interests of the shareholders; and will comply with applicable legal, regulatory and other requirements.  The Committee has the exclusive right to recommend candidates for election as directors to the Board.  Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment.  In addition, candidates must be aware of the directors vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on our matters, and be willing to assume broad, fiduciary responsibility.  Qualified candidates for membership on the Board will be considered without regard to age, race, color, religion, sex, ancestry, national origin or disability.  The Corporate Governance and Nomination Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and the independent directors on the committee recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders.  The slate must be approved by a majority of the independent directors as defined under the rules of the National Association of Securities Dealers.  The Corporate Governance and Nomination Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to the Chief Executive Officer and President at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders.  The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules.  The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

    Our Board has adopted a formal process by which shareholders may communicate with the Board.  Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 599 9th Street North, Suite 101, Naples, Florida 34102-5624, attention: Ms. Vicki L. Walker, Secretary.  All communications will be compiled by the Chief Executive Officer and President and submitted to the members of the Board.

We have a policy that requires directors who are up for election at an annual meeting to attend the annual meeting, unless excused from attending the meeting for a reason approved by a majority of the Board.  All members of the Board attended last year’s Annual Meeting.

Corporate Governance and Nomination Committee
Richard C. Bricker Jr. (Chairman)
Paul O. Jones Jr.
Otis T. Wallace

AUDIT COMMITTEE REPORT

We have established an audit committee of the Board of Directors which consists of Messrs. Parks, Wallace and Schindler, each of whom meets the requirement of an independent director as defined under the rules of the National Association of Securities Dealers.  The Board of Directors has determined that Mr. Parks qualifies as an “audit committee financial expert.”  The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls.  The Audit Committee is governed by a written charter adopted and approved by the Board of Directors.  A copy of the Audit Committee’s Charter is available on our website at www.tibfinancialcorp.com. The Audit Committee held ten meetings during 2007.

The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as our independent accountants.  The Audit Committee reviews our financial statements and internal accounting policies and controls; reviews with the independent accountants the scope of their engagement and all material matters relating to financial reporting and accounting procedures of the Company; as members of the Board of Directors, reviews at regular meetings of the Board, loan portfolio information, with particular attention given to classified loans, loans past due, non-performing loans and trends regarding the same; and reviews reports of examination by regulatory authorities.  The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules.

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.  The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2007 was compatible with applicable independence standards.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our quarterly and annual reports.  The Committee took a number of steps in making this recommendation for 2007.  First, the Audit Committee discussed with our independent auditors those matters the auditors communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit.  These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.  Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required under applicable independence standards for auditors of public companies.  This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence.  Finally, the Audit Committee reviewed and discussed, with our management and the auditors, our audited consolidated financial statements as of, and for the year ended, December 31, 2007.  Based on the discussions with the auditors concerning the audit, independence, the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee  recommended to the Board that our Annual Report on Form 10-K include the financial statements, and also concurred with the independence of Crowe Chizek and Company LLC, our auditors.

Audit Committee
John G. Parks, Jr., CPA (Chairman)
Marvin F. Schindler
Otis T. Wallace

EXECUTIVE COMMITTEE

In December 2007, the Company’s Board of Directors established an Executive Committee as a resource to meet with the Chief Executive Officers the Company and TIB Bank, the Chief Financial Officer of the Company and other members of management of the Company and its subsidiaries between regular board meetings to assist in the orderly and effective management of the Company. The Executive Committee will work with Company management in facilitating the timely distribution of important information to the committee and the Boards, as well as assist with some of the important issues that arise between Board meetings. The Executive Committee of the Company consists of the Chairman of the Board, Vice Chairman, the three other committee chairmen and the CEO of the Company, Messrs. Longe, Bricker, Parks, Jones and Lett, respectively.

Executive Committee
Thomas J. Longe (Chairman)
Richard C. Bricker, Jr.
Paul O. Jones, Jr.
John G. Parks, Jr., CPA
Edward V. Lett

FILINGS UNDER SECTION 16(A)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission.  To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2007, all Section 16(a) filings applicable to its officers, directors and persons who own more than 10% of the common stock were filed within a timely fashion.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has the authority to select the independent public accountants to audit our consolidated financial statements for the current year ending December 31, 2008.  Crowe Chizek and Company LLC has served as our independent auditors since 2003.  The Board anticipates that a representative of Crowe Chizek and Company LLC will be present at the Annual Meeting and will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from the shareholders.

Fees Paid to the Independent Auditors

The following sets forth information on the fees paid by us to Crowe Chizek and Company LLC for 2007 and 2006.

	2007	2006
Audit Fees	$275,000	$206,500
Audit-Related Fees	19,000	15,750
Tax Fees	39,983	12,600
Subtotal	333,983	234,850
All Other Fees	2,509	4,275
Total Fees	$336,492	$239,125

Services Provided by Crowe Chizek and Company LLC

All services that were rendered by Crowe Chizek and Company LLC in 2007 and 2006 were permissible under applicable laws and regulations, and audit services were pre-approved by the Audit Committee.  The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence.  The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee.  Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee.  The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.  (The Audit Committee’s pre-approval policy with respect to non-audit services is included as Appendix A to this proxy statement.) Pursuant to rules of the SEC, the fees paid to Crowe Chizek and Company LLC for services are disclosed in the table above under the categories listed below.

1)
Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-K and 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)
Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. This includes consulting on financial accounting/reporting standards.

3)
Tax Fees – These are fees for professional services performed by Crowe Chizek and Company LLC with respect to tax compliance, tax advice and tax planning.  This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

4)	All Other Fees – These are fees for other permissible work performed by Crowe Chizek and Company LLC that does not meet the above category descriptions.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core work of the independent auditors, which is the audit of our consolidated financial statements.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board.  In accordance with our Bylaws, nominations must be made in writing and must be delivered to or mailed to and received by the Secretary of the Company not less than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Shareholders.  This Proxy Statement and the enclosed Proxy are being first mailed to Company shareholders on or about March 31, 2008.  Therefore, shareholder nominations for election at next year’s Annual Meeting must be received no later than the close of business on November 30, 2008.  Nominations must be in accordance with the procedures and include the information required by the Company’s Bylaws.

A shareholder who desires to have his or her proposal included in next year’s Proxy Statement must deliver the proposal to the Secretary of the Company no later than the close of business on November 30, 2008.  This submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in the Company’s stock transfer records), the number of Company shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal.  Submissions must be in accordance with the procedures and include the information required by the Company’s Bylaws.

OTHER MATTERS

At the time of the preparation of this proxy Statement, we were not aware of any matters to be presented for action at the Annual Meeting other than the Proposal referred to herein.  If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.

ANNUAL REPORT

Copies of our 2007 Annual Report on Form 10-K are being mailed to all shareholders together with this proxy Statement.  Additional copies of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the year ended December 31, 2007 may be obtained without charge upon written request to Ms. Vicki L. Walker, Secretary, TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624.

APPENDIX A

AUDIT SERVICES PREAPPROVAL POLICY

Policy for:	Audit Committee Charter

Board Approved:	April 25, 2006
Last Revision Date:	April 25, 2006
Department/Individual Responsible For Maintaining/Updating Policy:	Eric Llau, VP and Controller

This charter governs the operations of the audit committee (the "Audit Committee") of TIB Financial Corp. and its subsidiaries ("collectively referred to herein as the "Company").  The Audit Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors.

PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities for (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the external auditor’s qualifications and independence, and (4) the performance of the company’s internal audit function and independent auditors.

AUTHORITY

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

•	Appoint, compensate, and oversee the work of the public accounting firm employed by the organization to conduct the annual audit. This firm will report directly to the audit committee.
•	Resolve any disagreements between management and the auditor regarding financial reporting.
•	Pre-approve all auditing and permitted non-audit services performed by the company’s external audit firm.
•	Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.
•	Seek any information it requires from employees--all of whom are directed to cooperate with the committee's requests--or external parties.
•	Meet with company officers, external auditors, or outside counsel, as necessary.
•
The committee may delegate to one or more designated members of the committee the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full committee at its next scheduled meeting.

COMPOSITION

The Audit Committee shall be appointed annually by the full board of directors upon recommendation of the Chairman of the Board, and shall be comprised of at least three members.  The Corporate Governance and Nomination Committee shall make a recommendation for Chairman of the committee to the full board, and the Chairman will be elected by the full Board. Each member of the Audit Committee shall be a member of the Board of Directors of the Company, and shall otherwise be independent.  In order to be considered “independent,” the member of the Audit Committee must meet the definition of independence set forth in the NASDAQ’s definition of "independent director," as well as the criteria for independence set forth in the Sarbanes-Oxley Act. All committee members shall be financially literate, and at least one member shall be a financial expert, as such term is defined by the Securities and Exchange Commission and NASDAQ.  No committee member shall simultaneously serve on the audit committees of more than two other public companies.

FUNDING AND COMPENSATION

The committee shall have the authority to commit and use corporate funds to fulfill its responsibilities, including but not limited to, compensating independent auditors for services in connection with preparing or issuing an audit report, compensating outsourced internal auditors for audit services performed for the Company, compensating audit committee members and advisors, and paying for ordinary administrative expenses of the committee.

Members of the committee shall only receive compensation in the form of directors’ fees from the Company for serving on the committee. No fees shall be paid to a committee member or to the company or firm that the committee member is employed by, for services as a consultant or legal or financial adviser.

MEETINGS

The committee will meet at least four times a year, including each time the company proposes to issue a press release with its quarterly or annual earnings information, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately, periodically, with management, with internal auditors and with external auditors. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements

•	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

▪	Complex or unusual transactions and highly judgmental areas
▪	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles.
▪	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company

•
Review analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•
Review with management and the external auditors the results of the audit, including any difficulties encountered, and matters required to be discussed by SAS No. 61. This review will include any restrictions on the scope of the external auditor’s activities or on access to requested information, and any significant disagreements with management.

•
Review the interim financial statements with management and the external auditors prior to the filing of the Company's Quarterly Report on Form 10-Q.  The committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the external auditors under generally accepted auditing standards.  The chairman of the committee may represent the entire committee for the purposes of this review.

•
Review with management and the external auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K, and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”), including the auditors' judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

•
Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the company’s internal controls.

•
Review and approve earnings and other related press releases in advance (particularly use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made).

•	The committee shall review with legal counsel any regulatory matters that may have a material impact on the financial statements.

Internal Control

•
The committee shall review and assess the company’s business and financial risk management process, including the adequacy of the overall control environment and controls in selected areas representing significant risk.

•
The committee shall review and assess the company’s system of internal controls for detecting accounting and financial reporting errors, fraud and defalcations, legal violation, and non-compliance with the corporate code of conduct.  The committee shall review the related findings and recommendations of the external and internal auditors, together with management’s responses.

•	The committee shall review management’s status on their assessment of internal control, including any internal control deficiencies identified and status of remediation efforts.

Internal Audit

•
Review with management and the outsourced internal audit firm the policy, plans, activities, budget, staffing, and organizational structure of the internal audit function, and any changes required in the scope of their internal audits.

•	Review with management and the outsourced internal audit firm significant findings on internal audits during the year and management’s responses thereto.
•	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the outsourced internal audit firm.
•	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.
•	On a regular basis, meet separately with the outsourced internal audit firm to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit

•
The Audit Committee shall have a clear understanding with management and the external auditors that the external auditors are ultimately accountable to the board and the Audit Committee, as representatives of the Company's shareholders.  The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.  Annually, the committee shall review and recommend to the board the selection of the Company's external auditors.

•
All auditing services (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for purposes of State law) and non-audit services, other than non-audit services of the Company deemed “de minimus” under law, which are provided to the Company by the Company’s auditors, shall be pre-approved by the Audit Committee.  The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals required by this Charter.  The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its scheduled meetings. If the Audit Committee approves an audit service within the scope of the engagement of the auditor, such audit service shall be deemed to have been pre-approved for purposes of this Charter.

•	Review the external auditors' proposed audit scope (as defined on the engagement letter) and coordination with internal audit.
•	Review all material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences.
•	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the committee will:

▪
At least annually, obtain and review a report by the external auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control or Public Company Accounting Oversight Board review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more external audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the external auditor and the company.

▪	Take into account the opinions of management and internal audit.
▪	Review and evaluate the lead partner of the external auditor.
▪	Present its conclusions with respect to the external auditor to the Board.

•	Ensure that any hiring of employees or former employees of the external auditors complies with the independence rules of the Securities and Exchange Commission.
•	On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.
•
Ascertain that the lead (or concurring) audit partner from any public accounting firms performing audit services, serves in that capacity for no more than five fiscal years of the company. In addition, ascertain that any partner other than the lead or concurring partner serves no more than seven years at the partner level on the company’s audit.

•	Consider, with management, the rationale for employing audit firms other than the principal auditors.

Compliance

•
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•
Review with the general counsel legal and regulatory matters that, in the opinion of management, may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

•
Establish procedures for: (i) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters; and (ii) The confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.
•	Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.
•	Review and approve the Company’s code of ethics for its senior executive and financial officers.
•	Obtain regular updates from management and company legal counsel regarding compliance matters.
•	Review significant potential conflicts of interest and approve related party transactions.

Reporting Responsibilities

•
Regularly report to the board of directors about committee activities and issues that arise with respect to the quality or integrity of the company’s financial statements (including, but not limited to, any ethic hotline reports), the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s external auditors, and the performance of the internal audit function.

•	Provide an open avenue of communication between internal audit, the external auditors, and the board of directors.
•
Prepare an annual Audit Committee Report for inclusion in the Holding Company’s Annual Proxy Statement that describes the committee’s composition, responsibilities and how they were discharged, and states that a formal audit charter has been approved.

•	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.
•	Review any other reports the company issues that relate to committee responsibilities.

Other Responsibilities

•	Discuss with management the company’s major policies with respect to risk assessment and risk management.
•	Perform other activities related to this charter as requested by the board of directors, by law, or the company’s charter or bylaws.
•	Institute and oversee special investigations as needed.
•
Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal audit outsourced function or the external auditors.

•	Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.
•	Confirm annually that all responsibilities outlined in this charter have been carried out.
•	Conduct an annual self-assessment to review the effectiveness of the committee and individual members, and discuss recommendations for improvement with the board of directors.
•	Create an agenda for the ensuing year.

TIB FINANCIAL CORP.
599 9TH STREET NORTH, SUITE 101
NAPLES, FL 34102-5624

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TIB Financial Corp.,c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TIBFN1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TIB FINANCIAL CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

ELECTION OF DIRECTORS

For All	Withhold All	For All Except
0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. For terms expiring as discussed in the accompanying Proxy Statement:

Nominees:

01) Howard B. Gutman
02) Paul J. Marinelli
03) John G. Parks, Jr.
04) Marvin F. Schindler
05) Otis T. Wallace

In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the Annual Meeting.

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. Unless otherwise specified, this Proxy will be voted for only the above proposal and in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Note: Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SAMPLE

PROXY

TIB FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Richard C. Bricker, Jr. and Paul O. Jones Jr., and each or any of them, with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all the shares of common stock of TIB Financial Corp. (the "Company"), held of record by the undersigned on February 29, 2008, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 29, 2008, or any adjournments thereof.